CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Northwest Biotherapeutics, Inc. and Subsidiary (a development stage company) ("the Company") of our report dated April 15, 2010, on our audit of the consolidated balance sheets of Northwest Biotheraputics, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the period from March 18, 1996 (date of inception) to December 31, 2009.

Our report, dated April 15, 2010, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception, has a working capital deficit, and has a deficit accumulated during the development stage.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
May 14, 2010